Bluegreen Vacations Corporation Reports First Quarter 2018 Results

BOCA RATON, Florida (May 3, 2018) – Bluegreen Vacations Corporation (NYSE: BXG) ("Bluegreen" or the “Company") today reported its first quarter 2018 financial results.

Shawn B. Pearson, Chief Executive Officer and President said, “We are pleased with our first quarter results, our first full quarter as a public company, including a 12% increase in earnings per share driven by a 2.5% increase in system-wide sales of vacation ownership interests (“VOIs”), a reduction in selling and marketing expenses to 49% of system-wide sales during the 2018 period down from 52% during the 2017 period, and the favorable impact of tax reform.  Our sales and marketing platform contributed to a 2% net new owner growth for the twelve months ended March 31, 2018.  Furthermore, we continue to focus on our Western expansion with our recent acquisition of the Éilan Hotel & Spa in San Antonio, Texas.  This is a fantastic addition to our resort portfolio and consistent with our core strategy of expanding our sales distribution platform to new markets.  We also have strengthened our already deep management bench with the addition of a highly seasoned Chief Legal and Compliance Officer.  We continue to execute on our strategic initiatives to enhance our member experience through technological advancements.  We believe that Bluegreen is well positioned to continue growing VOI sales and to create long-term value for our shareholders.”

First Quarter 2018 Highlights:

•	Net income attributable to shareholders for the first quarter of 2018 increased 19% to $21.0 million, compared to $17.6 million for the same period in 2017;
•	EPS was $0.28, compared to $0.25 for the same period in 2017;
•	Total Adjusted EBITDA was $33.3 million, compared to $32.0 million for the same period in 2017;
•	System-wide sales of VOIs increased by 2.5% to $132.8 million from $129.6 million during the first quarter of 2017;
•	Resort operations and club management revenue increased by 9% to $41.5 million from $38.0 million for the same period in 2017;
•	Capital-light revenue (1) represented 75% of total revenue for the three months ended March 31, 2018, compared to 65% for the three months ended March 31, 2017;
•	Selling and marketing expenses, as a percentage of system-wide sales of VOIs were 49% during the three months ended March 31, 2018, compared to 52% for the three months ended March 31, 2017;
•	Income tax expense reflected an effective tax rate of 26% as a result of the Tax Cuts and Jobs Act of 2017, compared to 38% for the three months ended March 31, 2017.

(1) Bluegreen's "capital-light" revenue included revenue from the sales of VOIs under fee-based sales and marketing arrangements, just-in-time inventory acquisition arrangements, and secondary market arrangements, as well as other fee-based services revenue and cost reimbursements revenue.

Financial Results – First Quarter of 2018

For the three months ended March 31, 2018, net income attributable to shareholders was $21.0 million, or $0.28 per share, compared to $17.6 million, or $0.25 per share for the three months ended March 31, 2017.  The increase is primarily attributable to the favorable impact of the Tax Cuts and Job Act of 2017 (the “Tax Act”), which reduced the Company’s effective income tax rate to 26% during the first quarter of 2018 from 38% during the first quarter of 2017.

Income before non-controlling interest and provision for income tax was $30.8 million for the first quarter of 2018, a decrease of 0.4%, compared to $30.9 million for the first quarter of 2017. This decrease was primarily a result of:

•	Higher executive leadership and long-term incentive compensation expense of $2.3 million;
•

Higher legal expenses of $1.4 million relating to the Company’s new focus on defending rather than settling frivolous litigation.  The Company believes that over time this new strategy will discourage similar meritless litigation, reduce further legal costs and allow management to maintain its focus on executing the Company’s growth strategy;

•	Executive severance expense of $0.5 million related to the continuation of the corporate realignment activities started in December 2017; and
•	Costs of investor relations activities of $0.4 million, as a result of the Company’s Initial Public Offering in November 2017.

These increases in corporate overhead were partially offset by growth in profits from our sales of VOIs and financing segment as well as our resort operations and club management  segment, more fully described below.

Segment Results – First Quarter 2018

Sales of VOIs and Financing

System-wide sales of VOIs were $132.8 million and $129.6 million during the three months ended March 31, 2018 and 2017, respectively. This increase was driven by a 9% increase in sales volume per guest (“VPG”), partially offset by a 6% reduction in sales tours, which was primarily a result of Bluegreen screening the credit qualifications of potential marketing guests.  The Company believes that this screening should result in improved efficiencies in its sales process and intends to continue refining its methodology.  The VPG increased as the sale-to-tour conversion ratio increased 14%, partially offset by a 4% decrease in the average sales price per transaction for the three months ended March 31, 2018 compared to the three months ended March 31, 2017.  In the second quarter of 2017, the Company reintroduced sales of low-pointed, introductory packages, which the Company had previously eliminated in 2016.  The sales of these introductory packages improved VPG by increasing conversion rates, partially offset by lower average sales prices per transaction. In addition, sales to the Company’s existing owners increased to 54.0% of system-wide sales of VOIs, in the first quarter of 2018 compared to 51.5% in the comparable 2017 period.

The Company’s profit margin on sales also improved during the first quarter of 2018 as compared to the first quarter of 2017 primarily reflecting that:

•

Selling and marketing costs decreased to 49% of system-wide sales of VOIs from 52% in the 2017 period.  This decrease reflects the increase in VPG discussed above as well as the impact of the reduction of certain fixed selling and marketing costs as a result of the corporate realignment initiative commenced in the fourth quarter of 2017.

•

Costs of VOIs sold decreased to 3% of sales in the 2018 period from 6% in the 2017 period, due to the success of the Company’s secondary market program as well as the benefit achieved from approximately 36% of our VOI sales coming from a resort that we acquired in 2017 that had a relatively lower cost than our other VOIs. We believe our Cost of VOIs sold will be within a range of 6% to 10% of VOI sales for the year ending December 31, 2018.

•

The Provision for Loan Losses decreased to 12% of Gross Sales of VOIs compared to 15% in the 2017 period based on i)  the impact of prepayments (including equity trades) on prior years’ originations in excess of previous estimates and ii)  the increase in the percentage of sales which were realized in cash within 30 days from sale to 43% during the three months ended March 31, 2018 from 42% during the three months ended March 31, 2017.

During the three months ended March 31, 2018 and 2017, financing revenue, net of financing expense relating to the sale of VOIs was $14.7 million and $15.6 million, respectively. The decrease was primarily attributable to the lower weighted-average interest rate on our notes receivable of approximately 15.3% at March 31, 2018 compared to 15.6% at March 31, 2017.  The decrease in the weighted-average interest rate was primarily attributable to the introduction of “risk-based pricing” pursuant to which borrowers’ interest rates are determined based on their FICO score at the point of sale.

Operating profit for the Sales of VOIs and Financing segment was $42.0 million and $37.6 million for the first quarter of 2018 and 2017, respectively.

Adjusted EBITDA for the Sales of VOIs and Financing segment was $43.7 million and $39.2 million for the first quarter of 2018 and 2017, respectively.

Resort Operations and Club Management

During the three months ended March 31, 2018  and 2017, resort operations and club management revenue was $41.5 million and $38.0 million, respectively, an increase of 9%. The resort properties Bluegreen manages increased from 47 as of March 31, 2017 to 49 as of March  31, 2018, due to new resorts under management in Charleston, South Carolina and Banner Elk, North Carolina.

Operating profit for the Resort Operations and Club Management segment was $11.7 million and $10.2 million for the first quarter of 2018 and 2017, respectively.

During the three months ended March 31, 2018 and 2017, Adjusted EBITDA for the Resort Operations and Club Management segment was $12.1 million and $10.6 million, respectively, an increase of 14%.

Balance Sheet and Liquidity

As of March 31, 2018, unrestricted cash and cash equivalents totaled $167.8 million. Bluegreen had availability of approximately $221.9 million under its receivable-backed purchase and credit facilities, inventory lines of credit and corporate credit line as of March 31, 2018, subject to eligible collateral and the terms of the facilities, as applicable.

Free cash flow, which the Company defines as cash flow from operating activities, less capital expenditures, was $8.0 million for the three months ended March 31, 2018, compared to $4.1 million for the three months ended March 31, 2017. The increase in free cash flow was primarily attributable to lower income tax payments of $6.6 million, primarily offset by $2.4 million higher inventory expenditures, including the acquisition of secondary market and just-in-time inventory.  The Company believes the Tax Act will have a favorable impact on income tax payments in the future.

On March 12, 2018, the Company amended and restated its $50.0 million, revolving timeshare receivables hypothecation facility with Liberty Bank. The restructured revolving credit period will now run through March 2020, maturing in March 2023.  On April 1, 2018, the interest rate on the facility decreased to the Prime Rate from the Prime Rate plus 0.50%, both subject to a floor of 4.00%. Bluegreen plans to continue to use the facility to finance vacation ownership interest notes receivable. As of March 31, 2018, $22.4 million was outstanding on the Liberty Bank Facility.

Subsequent Events

On April 6, 2018, Bluegreen and Bluegreen/Big Cedar Vacations, LLC, a joint venture in which the Company owns a 51% interest, renewed its $50.0 million, revolving non-recourse VOI notes receivable purchase facility (the “Quorum Purchase Facility”) with Quorum Federal Credit Union (“Quorum”). The amendment to the Quorum Purchase Facility extended the purchase period from June 30, 2018 to June 30, 2020. In addition, pursuant to the amendment, Quorum has agreed to an interest rate of 4.95% per annum on advances made through September 30, 2018. The interest rate on advances made after September 30, 2018 will be set at the time of funding based on rates mutually agreed upon by all parties. The amendment also extended the maturity of the Quorum Purchase Facility from December 2030 to December 2032.  As of March 31, 2018, $21.7 million was outstanding under the Quorum Purchase Facility.

On April 18, 2018, as previously disclosed, the Company acquired the Éilan Hotel &  Spa in San Antonio, Texas for approximately $34.3 million. The property is a 165-guest room, boutique hotel featuring a 10-treatment-room spa, resort-style pools, a state-of-the-art fitness center, tennis courts and virtual golf.  The Company intends to open a 13,000 square foot sales office at the Éilan Hotel & Spa by the end of 2018. In connection with the acquisition, we entered into a non-revolving acquisition loan which provides for advances up to $27.5 million, $24.3 million of which was used to fund the acquisition of the resort and up to an additional $3.2 million may be drawn upon to fund certain future improvement costs over a 12-month advance period.  The Company believes that this acquisition is consistent with its “drive-to” strategy in that over 10% of Bluegreen Vacation Club owners live in Texas and surrounding states.

Dividend

On April 19, 2018, Bluegreen announced that its Board of Directors declared a cash dividend payment of $0.15 per share of common stock. The dividend is payable on May 15, 2018 to shareholders of record on the close of trading on April 30, 2018.

First Quarter 2018 Webcast

The Company has provided a pre-recorded business update and management presentation via webcast link, listed below, on the Investor Relations section of its website at ir.bluegreenvacations.com. A transcript will also be available simultaneously with the webcast.

Webcast link: https://services.choruscall.com/links/bxg180502.html

Forward-Looking Statements:

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, are forward-looking statements.  Forward-looking statements are based on current expectations of management and can be identified by the use of words such as “believe”, “may”, “could”, “should”, “plans”, “anticipates”, “intends”, “estimates”, “expects”, and other words and phrases of similar impact.  Forward-looking statements involve risks, uncertainties and other factors, many of which are beyond our control, that may cause actual results or performance to differ from those set forth or implied in the forward-looking statements. These risks and uncertainties include, without limitation, risks relating to our ability to successfully implement our strategic plans and initiatives, generate earnings and long-term growth, risks relating to improving our digital capabilities, including our virtual reality technology, and the additional risks and uncertainties described in Bluegreen's filings with the Securities and Exchange Commission, including, without limitation, those described in the “Risk Factors” section of Bluegreen’s Annual Report on Form 10-K for the year ended December 31, 2017.  Bluegreen cautions that the foregoing factors are not exclusive. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. Bluegreen does not undertake, and specifically disclaims any obligation, to update or supplement any forward-looking statements.

Non-GAAP Financial Measures:

The Company refers to certain non-GAAP financial measures in this press release, including Adjusted EBITDA and free cash flow.  Please see the supplemental tables and definitions attached herein for additional information and reconciliation of such non-GAAP financial measures.

About Bluegreen Vacations Corporation:

Bluegreen Vacations Corporation (NYSE: BXG) is a leading vacation ownership company that markets and sells vacation ownership interests (VOIs) and manages resorts in top leisure and urban destinations. The Bluegreen Vacation Club is a flexible, points-based, deeded vacation ownership plan with approximately 212,000 owners, 67 Club and Club Associate Resorts and access to more than 11,000 other hotels and resorts through partnerships and exchange networks as of March 31, 2018. Bluegreen Vacations also offers a portfolio of comprehensive, fee-based resort management, financial, and sales and marketing services, to or on behalf of third parties. Bluegreen is 90% owned by BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB), a diversified holding company. For further information, visit www.BluegreenVacations.com.

About BBX Capital Corporation:

BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB), is a Florida-based diversified holding company whose activities include its 90% ownership interest in Bluegreen Vacations Corporation (NYSE: BXG) as well as its real estate and middle market divisions. For additional information, please visit www.BBXCapital.com.

Investor Relations Contact:
Edelman Financial Communications

Danielle O’Brien

Bluegreen@edelman.com
(212) 704-8166

Media Contact:
Brad Simon
Bradley.Simon@edelman.com
(305) 358-5291

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

AND COMPREHENSIVE INCOME (UNAUDITED)

(In thousands, except for per share data)

	For the Three Months Ended
	March 31,
	2018	2017
		As Adjusted	(1)
Revenues:
Gross sales of VOIs	$64,160	$63,445
Estimated uncollectible VOI notes receivable	(8,019)	(9,209)
Sales of VOIs	56,141	54,236

Fee-based sales commission revenue	45,854	45,154
Other fee-based services revenue	28,024	26,121
Cost reimbursements	16,200	14,670
Interest income	21,122	22,386
Other income, net	181	—
Total revenues	167,522	162,567

Costs and expenses:
Cost of VOIs sold	1,812	3,159
Cost of other fee-based services	17,411	16,107
Cost reimbursements	16,200	14,670
Selling, general and administrative expenses	93,549	89,835
Interest expense	7,767	7,644
Other expense, net	—	245
Total costs and expenses	136,739	131,660

Income before non-controlling interest and
provision for income taxes	30,783	30,907
Provision for income taxes	7,201	10,611
Net income	23,582	20,296
Less: Net income attributable to non-controlling interest	2,607	2,647
Net income attributable to Bluegreen Vacations
Corporation shareholders	$20,975	$17,649

Earnings per share attributable to
Bluegreen Vacations Corporation shareholders - Basic and diluted	$0.28	$0.25	(2)

Weighted average number of common shares outstanding:
Basic and diluted	74,734	70,998	(2)

Cash dividends declared per share	$0.15	$—

(1)	See Note 2: Significant Accounting Policies within the March 31, 2018 quarterly report on Form 10-Q for further discussion.
(2)

The calculation of basic and diluted earnings per share were based on shares issued in connection with our initial public offering during November 2017 and give effect to the stock split effected in connection therewith as if the stock split was effected January 1, 2017. See Note 1: Organization and Basis of Presentation within the March 31, 2018 quarterly report on Form 10-Q for further discussion.

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)

(In thousands)

	For the Three Months Ended
	March 31,
	2018		2017
			As Adjusted		(1)
Operating activities:
Net income	$23,582	—	—	20,296
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	3,946	—	—	3,422
Loss on disposal of property and equipment	—	—	—	429
Provision for loan losses	8,006	—	—	9,199
Provision (benefit) for deferred income taxes	3,247	—	—	(4,229)
Changes in operating assets and liabilities:
Notes receivable	(5,264)	—	—	(3,872)
Prepaid expenses and other assets	(5,177)	—	—	(15,151)
Inventory	(9,673)	—	—	(6,664)
Accounts payable, accrued liabilities and other, and
deferred income	(5,204)	—	—	3,742
Net cash provided by operating activities	13,463	—	—	7,172

Investing activities:
Purchases of property and equipment	(5,462)			(3,028)
Net cash used in investing activities	(5,462)			(3,028)

Financing activities:
Proceeds from borrowings collateralized
by notes receivable	25,761			11,679
Payments on borrowings collateralized by notes receivable	(33,947)			(34,006)
Payments under line-of-credit facilities and notes payable	(16,487)			(3,956)
Payments of debt issuance costs	(98)			(24)
Dividends paid	(11,210)			—
Net cash used in financing activities	(35,981)			(26,307)
Net decrease in cash and cash equivalents
and restricted cash	(27,980)			(22,163)
Cash, cash equivalents and restricted cash at beginning of period
Cash, cash equivalents and restricted cash at end of period	243,349			190,228
	$215,369			$168,065

Supplemental schedule of operating cash flow information:
Interest paid, net of amounts capitalized	$6,685			$6,480
Income taxes paid	$4,182			$10,815

(1)	See Note 2: Significant Accounting Policies within the March 31, 2018 quarterly report on Form 10-Q for further discussion.

BLUEGREEN VACATIONS CORPORATION

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except for per share data)

	March 31,	December 31,
	2018	2017
ASSETS		As Adjusted	(1)
Cash and cash equivalents	$167,845	$197,337
Restricted cash ($21,240 and $19,488 in VIEs at March 31, 2018
and December 31, 2017, respectively)	47,524	46,012
Notes receivable, net ($294,357 and $279,188 in VIEs
at March 31, 2018 and December 31, 2017, respectively)	424,117	426,858
Inventory	290,964	281,291
Prepaid expenses	16,897	10,743
Other assets	51,361	52,506
Intangible assets, net	61,945	61,978
Loan to related party	80,000	80,000
Property and equipment, net	77,323	74,756
Total assets	$1,217,976	$1,231,481

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Accounts payable	$19,821	$22,955
Accrued liabilities and other	76,990	77,317
Deferred income	15,151	16,893
Deferred income taxes	92,213	88,966
Receivable-backed notes payable - recourse	86,310	84,697
Receivable-backed notes payable - non-recourse (in VIEs)	327,024	336,421
Lines-of-credit and notes payable	83,764	100,194
Junior subordinated debentures	70,677	70,384
Total liabilities	771,950	797,827

Commitments and Contingencies

Shareholders' Equity
Common stock, $.01 par value, 100,000,000 shares authorized; 74,734,455
shares issued and outstanding at March 31, 2018 and December 31, 2017	747	747
Additional paid-in capital	274,366	274,366
Retained earnings	125,285	115,520
Total Bluegreen Vacations Corporation shareholders' equity	400,398	390,633
Non-controlling interest	45,628	43,021
Total shareholders' equity	446,026	433,654
Total liabilities and shareholders' equity	$1,217,976	$1,231,481

(1)	See Note 2: Significant Accounting Policies within the March 31, 2018 quarterly report on Form 10-Q for further discussion.

BLUEGREEN VACATIONS CORPORATION

ADJUSTED EBITDA RECONCILIATION

(In thousands)

	For the Three Months Ended March 31,
	2018	2017
Net income attributable to shareholder(s)	$20,975	$17,649
Net income attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	2,607	2,647
Adjusted EBITDA attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	(2,612)	(2,560)
(Gain) Loss on assets held for sale	(20)	22
Add: depreciation and amortization	2,927	2,356
Less: interest income (other than interest earned on VOI notes receivable)	(1,434)	(2,104)
Add: interest expense - corporate and other	3,056	3,338
Add: franchise taxes	81	27
Add: provision for income taxes	7,201	10,611
Corporate realignment cost	476	—
Total Adjusted EBITDA	$33,257	$31,986

BLUEGREEN VACATIONS CORPORATION

SEGMENT ADJUSTED EBITDA SUMMARY

(In thousands)

	For the Three Months Ended March 31,
	2018	2017
Adjusted EBITDA - sales of VOIs and financing	$43,702	$39,161
Adjusted EBITDA - resort operations and club management	12,078	10,562
Total Segment Adjusted EBITDA	55,780	49,723
Less: Corporate and other	(22,523)	(17,737)
Total Adjusted EBITDA	$33,257	$31,986

SALES OF VOIs AND FINANCING SEGMENT- ADJUSTED EBITDA

(In thousands)

	For the Three Months Ended March 31,
	2018		2017
	Amount	% of System- wide sales of VOIs (5)	Amount	% of System- wide sales of VOIs (5)

Developed VOI sales (1)	$47,531	36%	$73,330	57%
Secondary Market sales	76,289	57	38,663	30
Fee-Based sales	68,684	52	66,181	51
JIT sales	3,369	3	5,578	4
Less: Equity trade allowances (6)	(63,029)	(48)	(54,126)	(42)
System-wide sales of VOIs	132,844	100%	129,626	100%
Less: Fee-Based sales	(68,684)	(52)	(66,181)	(51)
Gross sales of VOIs	64,160	48	63,445	49
Provision for loan losses (2)	(8,019)	(12)	(9,209)	(15)
Sales of VOIs	56,141	42	54,236	42
Cost of VOIs sold (3)	(1,812)	(3)	(3,159)	(6)
Gross profit (3)	54,329	97	51,077	94
Fee-Based sales commission revenue (4)	45,854	67	45,154	68
Financing revenue, net of financing expense	14,738	11	15,561	12
Other fee-based services - title operations, net	1,447	1	1,531	1
Net carrying cost of VOI inventory	(2,517)	(2)	(1,674)	(1)
Selling and marketing expenses	(65,683)	(49)	(67,252)	(52)
General and administrative expenses - sales and marketing	(6,133)	(5)	(6,754)	(5)
Operating profit - sales of VOIs and financing	42,035	32%	37,643	29%
Add: Depreciation	1,667		1,518
Adjusted EBITDA - sales of VOIs and financing	$43,702		$39,161

(1)	Developed VOI sales represent sales of VOIs acquired or developed by us under our developed VOI business. Developed VOI sales do not include Secondary Market sales, Fee-Based sales or JIT sales.
(2)	Provision for loan losses is calculated as a percentage of gross sales of VOIs, which excludes Fee-Based sales (and not of system-wide sales of VOIs).
(3)	Percentages for costs of VOIs sold and gross profit are calculated as a percentage of sales of VOIs (and not of system-wide sales of VOIs).
(4)	Percentages for Fee-Based sales commission revenue are calculated as a percentage of Fee-Based sales (and not of system-wide sales of VOIs).
(5)	Represents the applicable line item, calculated as a percentage of system-wide sales of VOIs, unless otherwise indicated in the above footnotes.
(6)	Equity trade allowances are amounts granted to customers upon trading in their existing VOIs in connection with the purchase of additional VOIs.

BLUEGREEN VACATIONS CORPORATION

SALES OF VOIs AND FINANCING SEGMENT

SALES AND MARKETING DATA

	For the Three Months Ended March 31,
	2018	2017	% Change

Number of sales offices at period-end	24	23	4
Number of active sales arrangements with third-party clients at period-end	13	12	8
Total number of VOI sales transactions	8,769	8,189	7
Average sales price per transaction	$15,234	$15,940	(4)
Number of total guest tours	50,197	53,236	(6)
Sale-to-tour conversion ratio– total marketing guests	17.5%	15.4%	14
Number of new guest tours	29,879	33,416	(11)
Sale-to-tour conversion ratio– new marketing guests	14.9%	12.6%	18
Percentage of sales to existing owners	54.0%	51.5%	5
Average sales volume per guest	$2,661	$2,452	9

BLUEGREEN VACATIONS CORPORATION

RESORT OPERATIONS AND CLUB MANAGEMENT SEGMENT- ADJUSTED EBITDA

(In thousands)

	For the Three Months Ended March 31,
	2018		2017
Resort operations and club management revenue	$41,535		$37,974
Resort operations and club management expense	(29,852)		(27,817)
Operating profit - resort operations and club management	11,683	28%	10,157	27%
Add: Depreciation	395		405
Adjusted EBITDA - resort operations and club management	$12,078		$10,562

BLUEGREEN VACATIONS CORPORATION

CORPORATE AND OTHER - ADJUSTED EBITDA

(In thousands)

	For the Three Months Ended March 31,
	2018	2017
General and administrative expenses - corporate and other	$ (21,592)	$(15,499)
Adjusted EBITDA attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	(2,612)	(2,560)
Other income (expense), net	181	(245)
Add: Financing revenue - corporate and other	1,532	2,189
Less: Interest income (other than interest earned on VOI notes receivable)	(1,434)	(2,104)
Franchise taxes	81	27
(Gain) Loss on assets held for sale	(20)	22
Depreciation and amortization	865	433
Corporate realignment cost	476	—
Corporate and other	$ (22,523)	$(17,737)

BLUEGREEN VACATIONS CORPORATION

FREE CASH FLOW RECONCILIATION

(In thousands)

	For the Three Months Ended
	March 31,
	2018	2017
Net cash provided by operating activities	$13,463	$7,172
Purchases of property and equipment	(5,462)	(3,028)
Free Cash Flow	$8,001	$4,144

BLUEGREEN VACATIONS CORPORATION

OTHER FINANCIAL DATA

(In thousands)

	For the Three Months Ended March 31,
	2018	2017
Financing Interest Income	$19,590	$20,197
Financing Interest Expense	(4,711)	(4,306)
Non-Financing Interest Income	1,532	2,189
Non-Financing Interest Expense	(3,056)	(3,338)
Mortgage Servicing Income	1,445	1,161
Mortgage Servicing Expense	(1,586)	(1,491)
Title Revenue	2,689	2,817
Title Expense	(1,242)	(1,286)

BLUEGREEN VACATIONS CORPORATION
DEFINITIONS

Principal Components Affecting our Results of Operations

Principal Components of Revenues

Fee-Based Sales.  Represent sales of third-party VOIs where we are paid a commission.

JIT Sales.  Represent sales of VOIs acquired from third parties in close proximity to when we intend to sell such VOIs.

Secondary Market Sales.  Represent sales of VOIs acquired from HOAs or other owners, typically in connection with maintenance fee defaults. This inventory is generally purchased at a greater discount to retail price compared to developed VOI sales and JIT sales.

Developed VOI Sales.  Represent sales of VOIs in resorts that we have developed or acquired (not including inventory acquired through JIT and secondary market arrangements).

Financing Revenue.  Represents revenue from the financing of VOI sales, which includes interest income and loan servicing fees. We also earn fees from providing mortgage servicing to certain third-party developers to purchasers of their VOIs.

Resort Operations and Club Management Revenue.  Represents recurring fees from managing the Vacation Club and transaction fees for certain resort amenities and certain member exchanges. We also earn recurring management fees under our management agreements with HOAs for day-to-day management services, including oversight of housekeeping services, maintenance, and certain accounting and administrative functions.

Other Fee-Based Services.  Represents revenue earned from various other services that produce recurring, predictable and long-term revenue, such as title services.

Principal Components of Expenses

Cost of VOIs Sold. Represents the cost at which our owned VOIs sold during the period were relieved from inventory. In addition to inventory from our VOI business, our owned VOIs also include those that were acquired by us under JIT and secondary market arrangements. Compared to the cost of our developed VOI inventory, VOIs acquired in connection with JIT arrangements typically have a relatively higher associated cost of sales as a percentage of sales while those acquired in connection with secondary market arrangements typically have a lower cost of sales as a percentage of sales as secondary market inventory is generally obtained from HOAs at a significant discount to retail price. Cost of VOIs sold as a percentage of sales of VOIs varies between periods based on the relative costs of the specific VOIs sold in each period and the size of the point packages of the VOIs sold (primarily due to offered volume discounts, and taking into account consideration of cumulative sales to existing owners). Additionally, the effect of changes in estimates under the relative sales value method, including estimates of projected sales, future defaults, upgrades and incremental revenue from the resale of repossessed VOI inventory, are reflected on a retrospective basis in the period the change occurs. Cost of sales will typically be favorably impacted in periods where a significant amount of secondary market VOI inventory is acquired or actual defaults and equity trades are higher and the resulting change in estimate is recognized. While we believe that there is additional inventory that can be obtained through the secondary market at favorable prices to us in the future, there can be no assurance that such inventory will be available as expected.

Net Carrying Cost of VOI Inventory.  Represents the maintenance fees and developer subsidies for unsold VOI inventory paid or accrued to the HOAs that maintain the resorts. We attempt to offset this expense, to the extent possible, by generating revenue from renting our VOIs and through utilizing them in our sampler programs. We net such revenue from this expense item.

Selling and Marketing Expense.  Represents costs incurred to sell and market VOIs, including costs relating to marketing and incentive programs, tours, and related wages and sales commissions. Revenues from vacation package sales are netted against selling and marketing expenses.

Financing Expense.  Represents financing interest expense related to our receivable-backed debt, amortization of the related debt issuance costs and other expenses incurred in providing financing and servicing loans. Additionally, financing expense includes the administrative costs associated with mortgage servicing activities for our loans and the loans of certain third-party developers.  Mortgage servicing activities include, amongst other things, payment processing, reporting and collections.

Resort Operations and Club Management Expense.  Represents costs incurred to manage resorts and the Vacation Club, including payroll and related costs and other administrative costs to the extent not reimbursed by the Vacation Club or HOAs.

General and Administrative Expense.  Primarily represents compensation expense for personnel supporting our business and operations, professional fees (including consulting, audit and legal fees), and administrative and related expenses.

 Key Business and Financial Metrics and Terms Used by Management

Sales of VOIs.  Represent sales of our owned VOIs, including developed VOIs and those acquired through JIT and secondary market arrangements, reduced by equity trade allowances and an estimate of uncollectible VOI notes receivable. In addition to the factors impacting system-wide sales of VOIs, sales of VOIs are impacted by the proportion of system-wide sales of VOIs sold on behalf of third-parties on a commission basis, which are not included in sales of VOIs.

System-wide Sales of VOIs.  Represents all sales of VOIs, whether owned by us or a third party immediately prior to the sale. Sales of VOIs owned by third parties are transacted as sales of VOIs in our Vacation Club through the same selling and marketing process we use to sell our VOI inventory. We consider system-wide sales of VOIs to be an important operating measure because it reflects all sales of VOIs by our sales and marketing operations without regard to whether we or a third party owned such VOI inventory at the time of sale. System-wide sales of VOIs is not a recognized term under GAAP and should not be considered as an alternative to sales of VOIs or any other measure of financial performance derived in accordance with GAAP or to any other method of analyzing our results as reported under GAAP.

Guest Tours.  Represents the number of sales presentations given at our sales centers during the period.

Sale to Tour Conversion Ratio.  Represents the rate at which guest tours are converted to sales of VOIs and is calculated by dividing the number of sales transactions by the number of guest tours.

Average Sales Volume Per Guest (“VPG”).  Represents the sales attributable to tours at our sales locations and is calculated by dividing VOI sales by guest tours. We consider VPG to be an important operating measure because it measures the effectiveness of our sales process, combining the average transaction price with the sale-to-tour conversion ratio.

Adjusted EBITDA.  We define Adjusted EBITDA as earnings, or net income, before taking into account interest income (excluding interest earned on VOI notes receivable), interest expense (excluding interest expense incurred on debt secured by our VOI notes receivable), income and franchise taxes, loss (gain) on assets held for sale, depreciation and amortization, amounts attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations (in which we own a 51% interest), and items that we believe are not representative of ongoing operating results. For purposes of the Adjusted EBITDA calculation, no adjustments were made for interest income earned on our VOI notes receivable or the interest expense incurred on debt that is secured by such notes receivable because they are both considered to be part of the operations of our business.

We consider our total Adjusted EBITDA and our Segment Adjusted EBITDA to be an indicator of our operating performance, and it is used by us to measure our ability to service debt, fund capital expenditures and expand our business. Adjusted EBITDA is also used by companies, lenders, investors and others because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. Adjusted EBITDA also excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Adjusted EBITDA is not a recognized term under GAAP and should not be considered as an alternative to net income (loss) or any other measure of financial performance or liquidity, including cash flow, derived in accordance with GAAP, or to any other method or analyzing our results as reported under GAAP. The limitations of using Adjusted EBITDA as an analytical tool include, without limitation, that Adjusted EBITDA does not reflect (i) changes in, or cash requirements for, our working capital needs; (ii) our interest expense, or the cash requirements necessary to service interest or principal payments on our indebtedness (other than as noted above); (iii) our tax expense or the cash requirements to pay our taxes; (iv) historical cash expenditures or future requirements for capital expenditures or contractual commitments; or (v) the effect on earnings or changes resulting from matters that we consider not to be indicative of our future operations or performance. Further, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements. In addition, our definition of Adjusted EBITDA may not be comparable to definitions of Adjusted EBITDA or other similarly titled measures used by other companies.